UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 8, 2007
(Date of earliest event reported)

TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

001-31972	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)

(240)-912-1800
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jason Tienor, Chief Executive Officer of EthoStream, Telkonet’s wholly-owned subsidiary, has been appointed to the position of Chief Operating Officer of Telkonet, effective August 20, 2007.  Mr. Tienor, age 32, will retain his current position as Chief Executive Officer of Ethostream, which he has held since 2002.

On March 15, 2007, Telkonet completed the acquisition of 100% of the issued and outstanding membership interests of EthoStream from all of the members of EthoStream, including Mr. Tienor.  The purchase price of $11,756,097 was comprised of $2.0 million in cash and 3,459,609 shares of Telkonet common stock.  The entire stock portion of the purchase price is being held in escrow to satisfy certain potential indemnification obligations of the sellers, including Mr. Tienor, under the purchase agreement.  The shares held in escrow are distributable over three years following the closing.  Mr. Tienor received total compensation of $2,979,460, or approximately 25% of the total consideration paid by Telkonet, based upon his ownership interest in EthoStream prior to the acquisition.

In connection with his appointment, Mr. Tienor’s annual salary has been increased to $200,000 and he was granted options to purchase 100,000 shares of Telkonet common stock at $1.80 per share.  He remains eligible to participate in the incentive and benefit plans pursuant to his existing employment agreement and Telkonet’s internal policies.  Mr. Tienor will continue to serve under the terms of his existing employment agreement with Telkonet, which expires March 10, 2014, as follows:

•	Eligibility for incentive bonus based upon objectives to be determined by the Chief Executive of Telkonet and the Board of Directors, and agreed upon by the employee;
•	Perquisite payments in the amount of $700 per month for automobile expenses incurred while employed with the Company;
•	Severance payments which include the employee’s base salary and benefits for three months from the date of termination or March 14, 2010, whichever occurs later.

Additionally, the Company has entered into an oral agreement with Dorothy (Dottie) Cleal pursuant to which she has agreed to serve as Executive Vice President of Telkonet, effective August 20, 2007, reporting directly to Mr. Tienor.  Ms. Cleal, age 57, served as Vice President and Director, Navy and Marine Corps Business Program, of SRA International, a billion dollar leading provider of consulting services to clients in the national security, civil government, health care and public health, since 2005.  From 2000 through 2005 she served as the Navy account manager as well as the Navy and Marine Corps account manager with SRA.  Prior to joining SRA, Ms. Cleal was the acting Chief Information Officer and Associate Director for Information Systems and Technology at the White House.

The following is a description of the material terms of her employment:

•	An annual base salary in the amount of $190,000, which will be reviewed annually;
•	The use of a furnished, one bedroom apartment while employed with the Company;
•	Stock option grant to purchase 50,000 shares of Telkonet common stock at $1.80 per share;
•	Participation in the Company’s incentive and benefit programs.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

99           Press Release, dated August 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: August 14, 2007
By: /s/ Richard J. Leimbach
Richard J. Leimbach
Vice President, Finance